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                                                 EXHIBIT 23.1

Consent of Independent Certified Public Accountants

Sedona Corporation
Limerick, Pennsylvania

We hereby consent to the incorporation by reference into the Registration Statement of Form S-3 (No. 333-71457) of our report dated March 13, 1998, except for Note 14 which is dated March 27, 1998, relating to the consolidated balance sheet as of December 31, 1997 and the related statements of operations, stockholders' equity, and cash flows and schedule for each in the two years in the period then ended of Sedona Corporation (formerly Scan-Graphics, Inc.) included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

We also consent to the reference to us under the caption
"Experts" in the Prospectus.

                                   /s/ BDO SEIDMAN, LLP
Philadelphia, Pennsylvania
October 13, 1999